Ex. (23)





We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-52543, Form S-8 No. 33-52545, Form S-8 No. 33-54229, Form S-8
No. 33-56857, Form S-8 No. 33-56861 and Form S-8 No. 33-61399) pertaining to the Non-Employee Director Stock Option Plan, Management Incentive Program, LTV Steel Group Employee Stock Ownership Plan, Non-Employee Directors' Equity Compensation Plan, The Hourly Employee Stock Payment Alternative Plan and Non-Qualified Stock Option Plan for Certain Key Executives of Continental Emsco Company, respectively, of The LTV Corporation of our report dated January 25, 1996, with respect to the consolidated financial statements of The LTV Corporation incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1995.





                                                               ERNST & YOUNG LLP




Cleveland, Ohio
February 20, 1996